Exhibit 99.1

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 FAX: 972-444-4949 NYSE: FCH

For Immediate Release:

FELCOR COMPLETES COMMON STOCK OFFERING

IRVING, Texas…April 14, 2015 – FelCor Lodging Trust Incorporated (“FelCor”) (NYSE: FCH) today announced that it sold 18.4 million shares of its common stock pursuant to a previously announced public offering (the “Offering”) at $11.25 per share. The shares sold include 2.4 million shares of common stock purchased by the underwriters, who exercised their overallotment option in full. FelCor received net proceeds from the Offering, after deducting underwriting discounts and commissions and expenses, of approximately $198.5 million. FelCor will use the net proceeds from this Offering to redeem its 8% Series C Cumulative Redeemable Preferred Stock and corresponding depositary shares. This redemption is part of FelCor’s long-term strategy to strengthen its balance sheet and reduce leverage, improve its portfolio quality and enhance returns on investment. FelCor intends to use the remaining net proceeds from the Offering, along with cash on hand and proceeds from future asset sales, if and when available, to facilitate this strategy, which includes investing in future redevelopment projects and other growth opportunities. Pending application of the net proceeds from this Offering, FelCor may invest such net proceeds in short-term, interest bearing investments.

J.P. Morgan, BofA Merrill Lynch, and Deutsche Bank Securities acted as joint book-running managers for the Offering. Credit Suisse, Fifth Third Securities, Goldman, Sachs & Co., and Scotiabank acted as senior co-managers, and BBVA, FBR, JMP Securities and Piper Jaffray acted as co-managers. The sale was completed on April 14, 2015.

The Offering was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to purchase these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Offering was made only by means of a prospectus and the related prospectus supplement. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may be obtained from: J.P. Morgan Securities LLC, Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or (866) 803-9204 or from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by email to: dg.prospectus_requests@baml.com; or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

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About FelCor

FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets throughout the U.S. FelCor partners with leading hotel companies to operate its hotels, which are flagged under globally renowned names and premier independent hotels.

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in greater detail in our filings with the SEC. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Stephen A. Schafer, Senior Vice President

(972) 444-4912 sschafer@felcor.com

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